UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
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PENNS WOODS BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2024 PROXY

PENNS WOODS
BANCORP, INC.

PENNS WOODS BANCORP, INC.
300 Market Street
Williamsport, PA 17701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Our Shareholders:
The Annual Meeting of Shareholders of Penns Woods Bancorp, Inc. (the “Corporation”) will be held on Tuesday, May 7, 2024 at 9:00 A.M. The 2024 Annual Meeting will be held virtually via the Internet, and shareholders can access the Meeting and vote and submit questions by visiting www.meetnow.global/MQMXHTA. Only shareholders of record at the close of business on March 1, 2024 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
At the 2024 Annual Meeting we will:
1.Elect four (4) Class 2 director nominees of the board of directors, to serve for a three-year term that will expire in 2027, and until their successors are elected and qualified (Proposal No. 1);
2.Ratify the appointment of S.R. Snodgrass, P.C. as the Corporation's independent registered public accounting firm for the year ending December 31, 2024 (Proposal No. 2); and
3.Transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof.
The board of directors recommends that you vote “FOR” each of the nominees of the board of directors in Proposal 1 and "FOR" Proposal 2.
You are urged to vote your shares by using the Internet at http://www.investorvote.com/pwod or by telephone by calling 1-800-652-8683 (toll-free) on a touch-tone phone and using the control number located on the proxy card. You may also vote your shares by promptly returning your proxy card (marked, signed, and dated) in the enclosed postage-paid envelope. Finally, you may vote at the Annual Meeting by following the instructions at www.meetnow.global/MQMXHTA. The voting of your shares will help in assuring the presence of a quorum. The prompt voting of your shares by Internet, phone, or the return of your proxy card, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional proxy solicitation. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through Broadridge Corporate Issuer Solutions that allows you to vote via the Internet. If so, the voting form your nominee sends you will provide voting instructions.

You may access the following proxy materials at http://www.edocumentview.com/pwod:
•Notice of the 2024 Annual Meeting of Shareholders;
•2024 Proxy Statement;
•Annual Report to Shareholders for the year ended December 31, 2023; and
•Proxy Card.
You are encouraged to attend the virtual Annual Meeting at www.meetnow.global/MQMXHTA and the control number found on your proxy card.
You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
By Order of the Board of Directors,
Richard A. Grafmyre
Chief Executive Officer
Dated: March 25, 2024
Important Notice Regarding Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on Tuesday, May 7, 2024

The Proxy Statement and Annual Report to Shareholders for the year ended
December 31, 2023 are available at http://www.edocumentview.com/pwod.

PENNS WOODS BANCORP, INC.
300 Market Street
Williamsport, PA 17701

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, MAY 7, 2024

Introduction: Date, Time, and Place of Annual Meeting
This proxy statement is being furnished in connection with the solicitation by the board of directors of Penns Woods Bancorp, Inc. (the “Corporation”), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting (the “Annual Meeting”) of holders of the Corporation's common stock (the “Common Stock”) to be held virtually via the Internet on Tuesday, May 7, 2024, at 9:00 A.M., and any adjournment or postponement thereof.
Shareholders may attend the 2024 Annual Meeting by logging in at www.meetnow.global/MQMXHTA. To log on, shareholders will need the control number that is printed on the proxy card. If your shares are held in the name of a bank, brokerage firm or other nominee, you should follow the instructions provided by them to participate in the virtual meeting. We recommend that shareholders log in 15 minutes before the start of the 2024 Annual Meeting to ensure sufficient time to complete any check in procedures. If you encounter any difficulties logging onto www.meetnow.global/MQMXHTA or during the meeting, there will be a 1-800 number available on the website to assist you. Technical support will be available 30 minutes prior to the start of the Meeting and through the conclusion of the Meeting.

The principal executive office of the Corporation is located at 300 Market Street, Williamsport, PA 17701. All inquiries should be directed to Richard A. Grafmyre, Chief Executive Officer of the Corporation, at (570) 322-1111. Jersey Shore State Bank (“JSSB”) and Luzerne Bank ("Luzerne", together referred to as the "Banks") are wholly owned subsidiaries of the Corporation.
Solicitation and Revocability of Proxies
This proxy statement and enclosed proxy card are first being sent to shareholders of the Corporation on or about March 25, 2024. Shares properly represented by the proxy will be voted in accordance with the specifications made thereon by the shareholders. Any proxy not specifying to the contrary will be voted “FOR” the Class 2 nominees noted and “FOR” the ratification of the appointment of S.R. Snodgrass, P.C. as the independent registered public accounting firm of the Corporation for the year ending December 31, 2024. The execution and return of the enclosed proxy card will not affect the right of a shareholder of record to attend the Annual Meeting and to vote during the Annual Meeting by following the instructions available on the Meeting website. Shareholders may also vote by telephone or Internet as provided on the enclosed proxy card.
The cost of assembling, printing, mailing, and soliciting proxies and any additional material that the Corporation may furnish shareholders in connection with the Annual Meeting will be borne by the Corporation. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Corporation and/or the Banks may solicit proxies, without additional compensation, by telephone, electronic transmission, or personal interview, with nominal expense to the Corporation. We have engaged Alliance Advisors LLC ("Alliance Advisors") to assist with the solicitation of proxies for an estimated fee of $19,000 plus reimbursement of expenses. We have agreed to indemnify Alliance Advisors against certain liabilities arising out of our agreement with Alliance Advisors. The Corporation will also pay the standard charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy soliciting material to the beneficial owners of shares.

A shareholder of record who returns a proxy may revoke the proxy at any time before it is voted (1) by giving written notice of revocation to Richard A. Grafmyre, Chief Executive Officer, Penns Woods Bancorp, Inc., 300 Market Street, Williamsport, PA 17701, (2) by executing a later-dated proxy and giving written notice thereof to the Secretary of the Corporation, or (3) by voting at the Meeting.

If your shares are held in “street name” (that is, through a broker, trustee, or other holder of record), you will receive a proxy card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on certain routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. Under the rules of The New York Stock Exchange, only Proposal No. 2 (the ratification of the appointment of the Corporation’s independent registered public accounting firm) is a routine matter, and therefore is the only proposal for which your broker or nominee has discretionary authority to vote. Your broker or nominee does not have discretionary authority to vote on Proposal No. 1 (the election of the four Class 2 directors).

Quorum
Under the Corporation’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast will constitute a quorum for transaction of business at the Annual Meeting.
Voting Securities
Holders of record of Common Stock at the close of business on March 1, 2024 will be entitled to notice of and to vote at the Annual Meeting. On March 1, 2024 there were 7,513,898 shares of Common Stock outstanding. Each share of Common Stock outstanding as of the close of business on March 1, 2024, is entitled to one vote on each matter that comes before the Annual Meeting, and shareholders do not have cumulative voting rights with respect to the election of directors.
Under Pennsylvania law and the bylaws of the Corporation, the presence of a quorum is required for each matter to be acted on at the Annual Meeting. For purposes of the Annual Meeting, a quorum consists of the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast. Votes withheld, abstentions and broker non-votes will be counted in determining the presence of a quorum for each matter.

Assuming the presence of a quorum, the four nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors will be elected. Votes withheld from a particular nominee and broker non-votes will not constitute or be counted as votes cast for such nominee.

The affirmative vote of a majority of votes cast by shareholders at the Annual Meeting is required for approval of the other non-election matters to be considered at the Annual Meeting. Abstentions and broker non-votes will not constitute or be counted as votes cast and will not affect the outcome on the other non-election matters.

All proxies properly executed and not revoked will be voted as specified.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Corporation maintained the following standing committees for 2023, the current non-employee members of which are as follows:

		Number of Times Met During 2023
ASSET LIABILITY COMMITTEE:	Daniel K. Brewer, Michael J. Casale, Jr., William J. Edwards, D. Michael Hawbaker, Leroy H. Keiler, III, Cameron W. Kephart, Charles E. Kranich, II, Robert Q. Miller, John G. Nackley, R. Edward Nestlerode, Jr., Jill Fortinsky Schwartz	4

AUDIT:	Daniel K. Brewer, Michael J. Casale, Jr., William J. Edwards, D. Michael Hawbaker, Leroy H. Keiler, III, Cameron W. Kephart, Charles E. Kranich, II, Robert Q. Miller, John G. Nackley, R. Edward Nestlerode, Jr., Jill Fortinsky Schwartz	4

COMPENSATION:	Michael J. Casale, Jr., D. Michael Hawbaker, Robert Q. Miller, R. Edward Nestlerode, Jr.	1

EXECUTIVE:	Daniel K. Brewer, Michael J. Casale, Jr., William J. Edwards, Charles E. Kranich, John G. Nackley, R. Edward Nestlerode, Jr.	7

NOMINATING AND CORPORATE GOVERNANCE:	Michael J. Casale, Jr., D. Michael Hawbaker, Charles E. Kranich, R. Edward Nestlerode, Jr.	1

Audit Committee
The Audit Committee of the Corporation was composed of all independent directors within the meaning of Nasdaq listing standards. The Audit Committee operates under a written charter, a copy of which is available on our website, www.pwod.com, under Financial Information/Governance Documents and is available upon written request to the President or the Chief Executive Officer. The board of directors has designated Daniel K. Brewer as the Audit Committee financial expert. The Audit Committee is responsible for the appointment, compensation, oversight, and termination of the Corporation’s independent auditors. The Audit Committee is required to pre-approve audit and certain non-audit services performed by the independent auditors. The Audit Committee also assists the board of directors in providing oversight over the integrity of the Corporation’s financial statements, compliance with applicable legal and regulatory requirements, and the performance of our internal audit function. The Audit Committee also is responsible for, among other things, reporting to the board of directors on the results of the annual audit and reviewing the financial statements and related financial and non-financial disclosures included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Importantly, from a corporate governance perspective, the Audit Committee regularly evaluates the independent auditors’ independence, including approving consulting and other legally permitted, non-audit services provided by the auditors and the potential impact of the services on the auditors’ independence. The Audit Committee meets periodically with the independent auditors and the internal auditors outside of the presence of management, and possesses the authority to retain professionals to assist it in meeting its responsibilities without consulting with management. The Audit Committee reviews and discusses earnings releases with management, including the use of pro-forma information. The Audit Committee also discusses with management and the independent auditors the effect of accounting initiatives. The Audit Committee also is responsible for receiving and retaining complaints and concerns relating to accounting and auditing matters.

Board Meetings
The board of directors of the Corporation met eighteen (18) times during 2023. All directors attended at least 80% of the aggregate of all meetings of the board of directors and the committees of which they were members.

Board Leadership Structure
Our board of directors maintains the freedom to choose whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separated, based on what it believes is best for the Corporation and its shareholders at any given time. The board of directors has determined that it is appropriate to separate the roles of Chief Executive Officer and Chairman of the Board. Accordingly, R. Edward Nestlerode, Jr. serves as Chairman of the Board of the Corporation while Richard A. Grafmyre serves as Chief Executive Officer of the Corporation. The board of directors believes this arrangement provides stronger corporate governance and conforms to industry best practices.

Board Risk Oversight
Each member of the board of directors has a responsibility to monitor and manage risks faced by the Corporation. At a minimum, this requires the members of the board of directors to be actively engaged in board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Corporation are monitored by the board of directors through its review of the Corporation’s and its banking subsidiaries' compliance with regulations set forth by the banking regulatory authorities. Because risk oversight is a responsibility for each member of the board of directors, the board’s responsibility for risk oversight is not concentrated into a single committee. Instead, oversight is delegated, to a large degree, to the various board committees with an independent director serving in the capacity of committee chairman. These committees meet formally, as needed, to discuss risks and monitor specific areas of the Corporation’s performance with their findings reported at the next scheduled full meeting of the board of directors. In addition, the composition of the board of directors and normal agenda allow for the continuous oversight of risk by providing an environment which encourages the directors to ask specific questions or raise concerns and allots them sufficient time and materials to do so effectively. The overlap of committee membership provides a broad perspective of various risks and the actions undertaken to manage risks in today’s environment.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website, www.pwod.com, under Financial Information/Governance Documents and is available upon request to the President or the Chief Executive Officer. All members of the Committee are independent within the meaning of Nasdaq listing standards, and the Committee met once during 2023. The Committee will consider candidates recommended by shareholders. Shareholders desiring to submit a candidate for consideration as a nominee of the board of directors must submit the same information with regard to the candidate as required to be included in the Corporation’s proxy statement with respect to nominees of the board of directors in addition to any information required by the bylaws of the Corporation. Shareholder recommendations should be submitted in writing to Penns Woods Bancorp, Inc., 300 Market Street, Williamsport, PA 17701 (Attention: Chief Executive Officer), on or before December 31 of the year preceding the year in which the shareholder desires the candidate to be considered as a nominee. Although the board of directors at this time does not utilize any specific written qualifications, guidelines, or policies in connection with the selection of director nominees, candidates must have a general understanding of the financial services industry or otherwise be able to provide some form of benefit to the Corporation’s business, possess the skills and capacity necessary to provide strategic direction to the Corporation, be willing to represent the interests of all shareholders, be able to work in a collegial board environment, and be available to devote the necessary time to the business of the Corporation. In addition to these requirements, candidates will be considered on the basis of diversity of experience, skills, qualifications, occupations, education, and backgrounds, and whether the candidate’s skills and experience are complementary to the skills and experience of other board members. Candidates recommended by shareholders will be evaluated on the same basis as candidates recommended by the independent directors.
Nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be submitted to the Secretary of the Corporation not less than ninety (90) days or more than one hundred fifty (150) days prior to the Annual Meeting, which notice must contain certain information specified in the bylaws. No notice of nomination for election as a director has been received from any shareholder as of the date of this proxy statement. If a nomination is attempted at the Annual Meeting that does not comply with the procedures required by the bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.
Restrictions on Hedging and Pledging Corporation Securities
The Corporation believes that stock ownership can effectively align the interests of directors, officers, and employees with the long-term interests of shareholders. Certain transactions in the Corporation’s securities, however, may be considered short-term or speculative in nature, or create the appearance that incentives are not properly aligned with the long-term interests of shareholders. It is the Corporation’s policy that directors, officers, and employees not purchase financial investments (including equity swaps, collars and similar derivative securities) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any potential decrease in the market value of the Corporation’s securities. As a result, under the Corporation’s Policy on Material Nonpublic Information and Personal Investing for Directors, Officers, and Employees, directors and specified officers, including all executive officers, may not buy or sell puts or calls or other derivative securities relating to the Corporation’s securities; directors and specified officers, including all executive officers, may not hold the Corporation’s securities in a margin account or pledge Corporation securities as collateral for a loan; and directors, officers, and employees may not enter into hedging or monetization transactions or similar arrangements with respect to Corporation securities that hedge or offset, or are designed to hedge or offset, any potential decrease in the market value of Corporation securities.

Clawback Policy
On November 28, 2023, the board of directors approved the adoption of a Clawback Policy, which covers incentive compensation paid on or after October 2, 2023 to current or former executive officers of the Corporation. The Clawback Policy complies with the final clawback rules adopted by the SEC under Section 10D of the Securities Exchange Act of 1934 and Nasdaq listing standards set forth in the Nasdaq Listing Rule 5608. The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from current and former executive officers (as defined in SEC Rule 10D-1) of the Corporation in the event that the Corporation is required to prepare an accounting restatement. Under the Clawback Policy, the Corporation is required to recoup from the covered executive officers erroneously awarded incentive compensation received within a recovery period of the three completed fiscal years preceding the date on which the Company is required to prepare an accounting restatement.

Other Significant Corporate and Governance Practices
The following describes certain additional corporate, community, and governance practices of the Corporation and its affiliated companies.

Succession
The board of directors has focused on succession planning over the past several years, from the Chief Executive Officer position down through senior management levels at the Corporation and its subsidiary banks and affiliated companies. Emphasis has been at the senior management levels, and the process has taken into account, and will continue to take into account, the challenges and opportunities posed by the economic environment. As a result of these considerations and discussions, in December 2023 the board of directors and Chief Executive Officer Grafmyre executed an amendment to Mr. Grafmyre’s employment agreement under which he will continue as Chief Executive Officer of the Corporation on a full-time basis through April 30, 2028. At that time, the contract can renew for three successive one-year periods unless either the Corporation or Mr. Grafmyre decides to terminate the agreement prior to commencement of an annual renewal date. The amended agreement will ensure Mr. Grafmyre’s continued commitment on a full-time basis through at least April 30, 2028, and will permit continued focus on organic growth and consideration of new opportunities for balance sheet growth, and permit consideration of possible strategic shifts designed to maximize enterprise value. The one-year renewal periods are intended to allow for a smooth management transition to occur at the appropriate time based on future circumstances.

In addition, the board of directors, at the recommendation of the Compensation Committee, has taken several steps designed to keep the existing senior management team in place during Mr. Grafmyre’s remaining tenure and throughout the succession process. Those steps include increased use of stock options as a component of compensation to focus on longer term performance, and the use of supplemental executive retirement plan agreements for certain executives that provide a longer term benefit. Discussions have been held with each of the senior management team members regarding the future direction of the Corporation and how their roles will evolve as the Corporation pursues a growth strategy and throughout the succession process.

Promoting Stock Ownership
The board of directors believes that directors and senior management should have a meaningful ownership interest in the Corporation. Although the Corporation does not presently use minimum ownership guidelines, it has taken actions since the beginning of 2020 to encourage an increased level of ownership by directors and senior officers. During 2020, the Corporation implemented the 2020 Non-Employee Director Compensation Plan, which was approved by shareholders at the 2020 Annual Meeting of Shareholders. Under this Plan, non-employee directors who have not attained specified levels of stock ownership are required to receive a portion of their annual compensation in the form of common stock (currently 50% of total annual compensation), with the ability to elect to receive up to 100% of annual compensation in the form of common stock by making a written election prior to the calendar year to which the compensation relates. As of March 1, 2024 the Corporation has issued a total of 48,036 shares of common stock to non-employee directors under the Plan in lieu of otherwise payable cash compensation. In addition, Mr. Grafmyre’s 2021 employment agreement provides that the Compensation Committee of the board of directors can require that up to 50% of the amount of any annual bonus payable to Mr. Grafmyre be paid in the form of common stock in lieu of cash. The percentage of the amount of annual bonus paid in the form of common stock can be increased above 50% with Mr. Grafmyre’s consent. Any shares of common stock issued in payment of any portion of an annual bonus are subject to restrictions on transfer for up to three years following grant. During the past twelve months, as reported in filings with the Securities and Exchange Commission, current directors and executive officers have increased their net holdings in shares of the Corporation’s common stock by approximately 25,000 shares in the aggregate.

Employee Safety
The Corporation and its banking subsidiaries have undertaken various actions designed to maintain a safe work environment for employees, particularly during the COVID-19 pandemic, including supplying employees with hand sanitizer, face masks, disinfecting supplies, and gloves. The Corporation has also allowed approximately one-third of the workforce to work remotely in accordance with the Corporation’s pre-existing business continuity plans, while also maintaining data security and internal controls. Permitting employees to work remotely has allowed for increased social distancing capabilities within offices and branches.

Diversity
The Corporation is committed to supporting a culture of diversity and inclusion among its workforce and community. A member of senior management, who is a minority member, acts as the Corporation’s Diversity Officer. The Corporation has also implemented various training sessions to promote a workforce and work environment that recognizes the value of a diverse employee base.

As the Corporation strives to build a more diverse workforce, it is also focused on increasing diversity on its board of directors and the boards of board of directors of its various subsidiaries. The vetting process for board members includes diversity as a factor for consideration.

Board Diversity Matrix as of March 1, 2024
Total Number of Directors	13

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7	-	5
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	7	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
Did Not Disclose Demographic Background	-	-	-	5

Board Diversity Matrix as of March 1, 2023
Total Number of Directors	14

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	9	-	4
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	9	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
Did Not Disclose Demographic Background	-	-	-	4

Environmental Impact
The Corporation has taken several steps to limit negative impacts to the environment. Currently, new branches are designed to average approximately 1,500 square feet as the Corporation focuses on a minimal footprint. In addition, new and renovated existing branches utilize energy efficient lighting and energy efficient HVAC systems. To reduce the amount of trash generated from business operations, the Corporation has embraced technology that has reduced the need to print paper documents. Customers have the option to utilize internet banking to receive various forms including deposit statements. The fact that approximately 31,300 customers have elected to receive their monthly statements electronically has resulted in more than 51,200 monthly deposit account statements being delivered electronically versus being printed and mailed. The Corporation has made an investment in video conferencing technology beginning in 2019 through the current day. The video conferencing technology has resulted in significantly reduced travel requirements for employees attending training sessions, which no longer need to be held at one specific location with employees traveling from various locations for attendance. The Corporation plans to continue to invest in technology and products that are intended to reduce the overall environmental impact of the Corporation’s business and operations, including maintaining a commitment to remote working where appropriate.

Community Involvement
The Corporation and its banking subsidiaries emphasize community involvement by employees, and also participate directly in community involvement. A number of employees serve in leadership capacities in many different types of organizations in the Corporation’s service area, including public libraries, food pantries, and financial literacy organizations. The Corporation also provides financial assistance to various non-profit and other organizations within its footprint, such as those focused on providing services to individuals with disabilities, promoting youth activities, and providing social support services. The Corporation’s banking subsidiaries also participate as partners in several low-income housing projects for elderly residents, which assist in fulfilling a housing need within the Corporation’s market area.

COMPENSATION OF DIRECTORS

Director Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Daniel K. Brewer	$32,851	$32,649	$—	$—	$—	$—	$65,500
Michael J. Casale, Jr.	47,344	15,656	—	—	—	—	63,000
William J. Edwards	58,000	—	—	—	—	—	58,000
James M. Furey, II (1)	24,167	—	—	—	—	—	24,167
D. Michael Hawbaker	29,092	28,908	—	—	—	—	58,000
Leroy H. Keiler, III	29,092	28,908	—	—	—	—	58,000
Cameron W. Kephart	29,092	28,908	—	—	—	—	58,000
Charles E. Kranich, II	58,000	—	—	—	—	—	58,000
Robert Q. Miller	29,092	28,908	—	—	—	—	58,000
John G. Nackley	22,037	27,963	—	—	—	—	50,000
R. Edward Nestlerode, Jr.	65,500	—	—	—	—	—	65,500
Jill F. Schwartz	50,000	—	—	—	—	—	50,000
(1) Retired from the board of directors in May 2023.

The Corporation pays an annual retainer fee to each director of the Corporation of $28,000. In addition, JSSB and Luzerne pay an annual retainer fee to each director of $30,000 and $22,000, respectively. For the Corporation, Mr. Nestlerode received $7,500 for serving as Chairman of the Board and Mr. Brewer received $7,500 for serving as the Audit Committee Chairman. Mr. Casale received $5,000 for serving as Chairman of the Board of JSSB. In the aggregate, members of the board of directors of the Corporation as of March 1, 2024 earned $642,000 for all board service during 2023. Directors do not receive additional fees for board or committee meeting attendance.
During 2020, the Corporation implemented the 2020 Non-Employee Director Compensation Plan, which was approved by shareholders at the 2020 Annual Meeting of Shareholders. Under this Plan, non-employee directors who have not attained specified stock ownership levels are required to receive a portion of their annual compensation in the form of common stock (currently 50% of total annual compensation), with the ability to elect to receive up to 100% of annual compensation in the form of common stock by making a written election prior to the calendar year to which the compensation relates. As of March 1, 2024, the Corporation has issued a total of 48,036 shares of common stock to non-employee directors under the Plan in lieu of otherwise payable cash compensation. The board believes that the Plan will more closely align the interests of the non-employee members of the board of directors with shareholders by requiring that a material portion of the annually established dollar amount of non-employee director compensation be paid in the form of common stock.

JSSB and current Director Casale have entered into a director fee agreement pursuant to which a participating director may defer payment of all or a portion of his director’s fees earned for service on the boards of directors of the Corporation and JSSB. JSSB has established a deferral account for each participating director on its books. Benefits are payable upon retirement, early termination, disability, death, or the occurrence of a change in control of the Corporation or JSSB. Interest is credited to each deferral account at an annual rate equal to 50% of the Corporation’s return on equity for the immediately prior year, compounded monthly. Following termination of service, interest is credited to a deferral account at a rate based on the yield of the 10-year treasury note. Generally, the amounts are payable, at the participating director's prior election, in a lump sum or in 60 equal monthly installments following the director's retirement or termination of service, or the occurrence of a change in control of the Corporation or JSSB. In addition, a participating director may receive a payment of his or her account if the board of directors has determined that, following a request by a participating director, such director has suffered a severe unforeseeable financial hardship.
Luzerne maintains a director deferred fee plan in which all Luzerne directors, including Mr. Nackley, and Ms. Schwartz, participate. The plan is a non-qualified deferred compensation plan into which Luzerne directors can defer up to 100% of the board fees earned during a calendar year. All amounts deferred by a director are fully vested at all times and currently earn an annual interest rate equal to prime plus 3%, with a floor of 6%. Balances accrued in the plan prior to December 31, 2012 earn interest at 10%. Upon cessation of a Luzerne director’s service with Luzerne, Luzerne will pay the director all amounts credited to the director’s deferred fee account.

Directors who are also employees of the Corporation (currently Mr. Grafmyre and Mr. Knepp) do not receive any separate compensation for serving as a director of the Corporation or the Banks.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Corporation's bylaws provide that the board of directors shall consist of not less than five (5) nor more than twenty-five (25) directors who are shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors, with the number currently set at twelve (12). The articles of incorporation and bylaws further provide that the directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, Class 2, and Class 3. The directors of each class serve for a term of three (3) years and until their successors are elected and qualified. The mandatory retirement age for a director is upon attaining age 76. Under Pennsylvania law, directors of the Corporation can be removed from office by a vote of shareholders only for cause. The directors of the Corporation serve as follows:

Nominees for election as Class 2	Class 3 Directors	Class 1 Directors
Directors whose term expires in 2027:	to serve until 2026:	to serve until 2025:
William J. Edwards (age 52)	Richard A. Grafmyre (age 70)	Daniel K. Brewer (age 61)
Cameron W. Kephart (age 47)	D. Michael Hawbaker (age 56)	Michael J. Casale, Jr. (age 72)
Charles E. Kranich, II (age 54)	Robert Q. Miller (age 64)	Brian L. Knepp (age 49)
Jill F. Schwartz (age 70)	John G. Nackley (age 71)	R. Edward Nestlerode, Jr. (age 71)

The board of directors has affirmatively determined that all of the directors are independent within the meaning of the Nasdaq listing standards, except for Richard A. Grafmyre, Chief Executive Officer of the Corporation, and Brian L. Knepp, President and Chief Financial Officer of the Corporation. The board categorically determined that a lending relationship resulting from a loan made by one of the Corporation's banking subsidiaries (JSSB or Luzerne) to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The board also categorically determined that maintaining with the Banks a deposit, savings, or similar account by a director or any of the director’s affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers.
The proxies solicited hereunder will be voted “FOR” (unless otherwise directed) the four (4) director nominees of the board of directors listed previously for election as Class 2 directors. Each nominee has agreed to serve if elected and qualified. The Corporation does not contemplate that any nominee will be unable to serve as a director for any reason. However, in the event one or more of the nominees should be unable to stand for election, proxies will be voted for the remaining nominees and such other persons selected by the board of directors, in accordance with the best judgment of the proxy holders.
INFORMATION AS TO NOMINEES AND DIRECTORS
Set forth below is the principal occupation and certain other information regarding the nominees and other directors whose terms of office will continue after the Annual Meeting. In addition, below we provide the particular experience, qualification, attributes, or skills that led the board of directors to conclude that each director and nominee should serve as a director. Share ownership information for each director and nominee is included under “Beneficial Ownership and Other Information Regarding Directors, Executive Officers, and Certain Beneficial Owners.”

NOMINEES FOR DIRECTOR

William J. Edwards is President and owner of JEB Environmental Technologies, Inc., a storage tank construction company. Mr. Edwards has served as a director since 2012. Mr. Edwards, one of our youngest board members, adds to the diversity of the board and helps to ensure that the board will develop board members with a depth of knowledge of the Corporation, in order to avoid knowledge and experience gaps as older board members retire. In addition, Mr. Edwards’ business involvement in various communities provides insight into the economic health of the communities, while also providing insight into potential customer relationships.

Cameron W. Kephart is Executive Vice President of Susquehanna Transit Company and Susquehanna Trailways LLC, a third-generation, family-owned motorcoach company based in Avis, Pennsylvania. Mr. Kephart has served as a director since 2017. Mr. Kephart has over 20 years’ experience in the transportation industry and is responsible for the day to day operations of the school bus and motorcoach divisions of the company, which includes financial planning and budgeting as well as strategic planning. Mr. Kephart is knowledgeable in government regulations pertaining to the industry at the state and federal levels. Additionally, Mr. Kephart’s relatively younger age adds to the diversity of the board and helps to ensure that the board will develop board members with a depth of knowledge of the Corporation, in order to promote continuity in the board.

Charles E. Kranich, II is the President of Kranich’s Jewelers, Inc., which is a fourth generation family-owned retail jewelry company operating in central Pennsylvania. He has experience in business and real estate and has served as a director since 2019. Mr. Kranich maintains strong business and personal relationships; particularly in the Blair and Centre County regions. Mr. Kranich is a younger board member and contributes retail and marketing knowledge to the board, while providing political and economic insights.

Jill F. Schwartz is the senior partner of Wyoming Weavers, Swoyersville, Pennsylvania and President of Fortune Fabrics, Inc., positions she has held since 1985. She is also the owner of Gosh Yarn It!, a yarn boutique located in Kingston, Pennsylvania. Ms. Schwartz has served as a director since 2013. As president of a local manufacturing company along with many years of experience as a bank director, Ms. Schwartz provides the board with an understanding of the local business climate and growth opportunities for the Corporation.

DIRECTORS CONTINUING IN OFFICE

Daniel K. Brewer is a Certified Public Accountant and the retired principal of Brewer and Company, LLC, a private CPA firm. Mr. Brewer has served as a director since 2012. Mr. Brewer’s experience and knowledge of financial standards and reporting is valuable to the Audit Committee of which he serves as the Chairman. Mr. Brewer’s business and social involvement in the greater area of Columbia and Montour Counties provides insight into the economic stability of this region. In addition, Mr. Brewer’s knowledge of financial statements assists the board in their review of certain loan requests.

Michael J. Casale, Jr. is Vice Chairman of the Board of the Corporation, Chairman of the Board of Jersey Shore State Bank, and is the principal of Michael J. Casale, Jr., Esq., LLC.  Mr. Casale has served as a director since 1999. Because banking is a highly regulated industry and success in the industry is dependent on adequately managing certain lending risks, Mr. Casale’s legal, business, and real estate experience is helpful to the board in reviewing the Corporation’s legal matters and documentation related to commercial lending matters. In September 2017, Mr. Casale entered voluntary guilty pleas in the Court of Common Pleas of Lycoming County to one count of criminal trespass and one count of wiretapping in connection with a personal domestic matter. Mr. Casale received probation for the offenses, which has been completed, and has paid all costs and fines.

Richard A. Grafmyre has served as Chief Executive Officer of the Corporation since joining the Corporation in October 2010, and he serves on the boards of both JSSB and Luzerne.  Mr. Grafmyre served as President, Chief Executive Officer, and Chairman of FNB Bank from 1997 until joining the Corporation.  For the efficient operation of the board, the board believes that the Chief Executive Officer should have a position on the board to act as a liaison between the board and management and to assist with the board’s oversight responsibilities by ensuring the board receives information from management in a timely and accurate manner to permit the board to carry out its responsibilities effectively.  Mr. Grafmyre’s extensive professional banking experience within a larger holding company structure enables him to provide the board with insight as to how the Corporation’s operations, policies, and implementation of strategic plans compare to those of its peers.

D. Michael Hawbaker is Executive Vice President of Glenn O. Hawbaker, Inc., a provider of heavy construction services and products throughout the company’s market area in Centre County, Pennsylvania.  Mr. Hawbaker has served as a director since 2007. Mr. Hawbaker is one of our youngest board members, adds to the diversity of the board, and helps to ensure that the board will develop board members with a depth of knowledge of the Corporation, in order to avoid knowledge and experience gaps as older board members retire.  Mr. Hawbaker understands the community and political landscape of the Centre County area where the board intends to continue to grow the Corporation’s business.  Mr. Hawbaker possesses a level of financial acumen important to his service as a member of the Audit Committee.

Brian L. Knepp joined the Corporation in 2005. He has served as the Chief Financial Officer of the Corporation since 2008 and was appointed President of the Corporation in 2017. The board believes that Mr. Knepp's experience and knowledge of the Corporation's business lines coupled with his ability to act as a liaison, in conjunction with the Chief Executive Officer, between the board and management and to assist with the board’s oversight responsibilities by ensuring the board receives information from management in a timely and accurate manner will enhance board performance.  The board also believes that Mr. Knepp’s position as Chief Financial Officer of the Corporation provides the board with valuable insight relating to the Corporation’s financial performance and strategic planning.

Robert Q. Miller is President and co-owner of Miller Brothers Auto Sales, Inc. and Mor Car Rentals and is a shareholder of the Central Pennsylvania Auto Auction. Mr. Miller has served as a director since 2019. He has been engaged in the auto sales business since the age of 19. Mr. Miller's business involvement provides insight into the local economic environment and the auto industry specifically. Mr. Miller is active in civic organizations in the Mill Hall/Clinton County community.

John G. Nackley is President and Chief Executive Officer of InterMetro Industries Corporation serving as the Chief Executive Officer since 1996. Mr. Nackley has served as a director since 2013. Mr. Nackley’s experience in a Fortune 500 company provides the board with leadership in the business climate, financial reporting, strategic planning, marketing, and governance. Mr. Nackley has served on numerous business, community service, arts and higher education boards

R. Edward Nestlerode, Jr. is the Chairman of the Board of the Corporation and is President and Chief Executive Officer of Nestlerode Contracting Co., Inc., which specializes in bridge building.  Mr. Nestlerode has served as a director since 1995.  Mr. Nestlerode maintains strong community ties in the Clinton County area, which is a region that the Corporation intends to grow its business. Through his business, Mr. Nestlerode has developed knowledge of the construction industry, which provides the board with insight regarding the development of potential customer relationships and opportunities.  In addition, Mr. Nestlerode’s previous experience as a Chief Financial Officer is valuable as a member of the Audit Committee.

PRINCIPAL OFFICERS OF THE CORPORATION

The following table lists the executive officers of the Corporation as of March 1, 2024:

Name	Age	Position and/or Offices With the Corporation	Employee Since	Number of Shares of the Corporation	Year First Elected an Officer
Richard A. Grafmyre	70	Chief Executive Officer of the Corporation	2010	19,525	2010
Brian L. Knepp	49	President and Chief Financial Officer of the Corporation	2005	17,800	2005
Aron M. Carter	51	Senior Vice President - Chief Risk Officer of the Corporation	2013	954	2013
Michelle M. Karas	58	Senior Vice President, Secretary, & Chief Data Officer of the Corporation	2012	2,097	2012

Biographical information for Mr. Grafmyre and Mr. Knepp is set forth above under the caption “Information as to Nominees and Directors.”

Aron M. Carter joined the Corporation in 2013 as a Senior Vice President - Enterprise Risk Management and was promoted to Senior Vice President - Chief Risk Officer in 2018. Mr. Carter previously was employed as a bank examiner with the Office of the Comptroller of the Currency.
Michelle M. Karas joined the Corporation in 2012 as a Vice President - Head of Institutional Advancement and was promoted to Senior Vice President - Chief Operating Officer in 2016, Secretary in 2017, and Chief Data Officer in 2019. Ms. Karas previously was employed in various management positions at several community banks.

BENEFICIAL OWNERSHIP AND OTHER INFORMATION REGARDING DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 1, 2024, information regarding the number of shares and percentage of the outstanding shares of Common Stock beneficially owned by each director, executive officer, and all directors and executive officers as a group, and by each person known by the Corporation to beneficially own 5% or more of the Common Stock. No shares of Common Stock owned by directors or executive officers have been pledged as security.

Executive Officers and Directors	Principal Occupation for Past Five Years	Year First Became a Director	Amount & Nature of Beneficial Ownership		% of Total Shares Outstanding
Daniel K. Brewer	Retired; Former Principal of Brewer and Company, LLC	2012	12,880	(1)	0.17%
Aron M. Carter	Senior Vice President of the Corporation	N/A	954	(2)	0.01%
Michael J. Casale, Jr.	Chairman of the Board of JSSB, Principal, Michael J. Casale, Jr., Esq., LLC	1999	31,554	(3)	0.42%
William J. Edwards	President & Owner of JEB Environmental Technologies, Inc.	2012	49,870	(4)	0.66%
Richard A. Grafmyre	Chief Executive Officer of the Corporation	2010	19,525	(5)	0.26%
D. Michael Hawbaker	Executive Vice President of Glenn O. Hawbaker, Inc.	2007	11,432	(6)	0.15%
Michelle M. Karas	Senior Vice President, Secretary, & Chief Data Officer of the Corporation	N/A	2,097	(7)	0.03%
Leroy H. Keiler, III	Leroy H. Keiler, III, Attorney at Law	2006	6,622	(8)	0.09%
Cameron W. Kephart	Executive Vice President of Susquehanna Transit Company	2017	7,794	(9)	0.10%
Brian L. Knepp	President & Chief Financial Officer of the Corporation	2015	17,800	(10)	0.24%
Charles E. Kranich, II	President of Kranich's Jewelers, Inc.	2019	32,033	(11)	0.43%
Robert Q. Miller	President and co-owner of Miller Brothers Auto Sales, Inc. and Mor Car Rentals	2019	7,111	(12)	0.09%
John G. Nackley	President and CEO of InterMetro Industries Corporation	2013	16,278	(13)	0.22%
R. Edward Nestlerode, Jr.	Chairman of the Board of the Corporation, President and Chief Executive Officer of Nestlerode Contracting Co., Inc.	1995	45,666	(14)	0.61%
Jill F. Schwartz	Senior Partner of Wyoming Weavers; President of Fortune Fabrics, Inc.; Owner of Gosh Yarn It!	2013	24,000	(15)	0.32%
All Executive Officers and Directors as a Group (15 persons)			285,616		3.80%

Beneficial Owner Holding 5% or More
Blackrock, Inc.		N/A	417,588	(16)	5.80%
50 Hudson Yards
New York, NY 1001

(1)	Shares held individually.
(2)	Shares held individually.
(3)	Includes 4,297 shares held individually and 27,257 shares held jointly with his spouse.
(4)	Shares held individually.
(5)	Includes 18,725 shares held individually and 800 shares held by his spouse.
(6)	Includes 5,182 shares held individually and 6,250 shares held jointly with his spouse.
(7)	Shares held individually.
(8)	Includes 5,183 shares held individually and 1,439 shares held jointly with his spouse.
(9)	Includes 5,182 shares held individually and 2,612 shares held jointly with his spouse.
(10)	Includes 10,146 shares held individually and 7,654 shares held jointly with his spouse.
(11)	Shares held individually.
(12)	Includes 6,763 shares held individually and 348 shares held jointly with his spouse.
(13)	Includes 15,278 shares held individually and 1,000 shares held by his spouse.
(14)	Includes 23,589 shares held individually, 17,301 shares held jointly with his spouse, 2,077 shares held by his spouse, and 2,699 shares held by Nestlerode Contracting Co., Inc.
(15)	Shares held individually.
(16)	This information is based solely on a Schedule 13G filed with the SEC on January 29, 2024, which reported sole voting power with respect to 409,797 shares and sole dispositive power with respect to 417,588 shares.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis addresses the following issues: members of the Compensation Committee (the “Committee”) and their role, compensation-setting process, our philosophy regarding executive compensation, and components of executive compensation.
Committee Members and Independence
The Committee is comprised of four (4) independent directors under the requirements set forth in the Nasdaq listing standards. In determining the independence of members of the Compensation Committee, the Board considers all factors specifically relevant to determining whether the director has a relationship to the Corporation that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including (i) the source of the director’s compensation, including any consulting, advisory or other compensation fees; and (ii) any affiliate relationship between the director and the Corporation or any of its subsidiaries. The members of the Committee are: Michael J. Casale, Jr., D. Michael Hawbaker, Robert Q. Miller, and R. Edward Nestlerode, Jr.
Role of Committee
The Committee’s focus is to establish a compensation policy and philosophy that will enable the Corporation to attract, retain, motivate, and reward executive officers that are critical to the success of the Corporation. In doing so, the Committee:

•reviews and adjusts the principles guiding the compensation policy to maintain alignment with short and long-term strategic goals and to build shareholder value;
•establishes performance objectives including, but not limited to, earnings, return on assets, return on equity, total assets, and quality of the loan portfolio;
•evaluates the performance of the executive officers in comparison to the performance goals;
•determines the compensation of executive officers and the components of the compensation;
•administers the retirement plans of the Corporation, including the defined benefit, defined contribution, and 401(k) plans;
•administers the 2006 Employee Stock Purchase Plan;
•administers the 2020 Stock Option Plan;
•administers the 2020 Non-Employee Director Compensation Plan;
•administers the 2020 Supplemental Executive Retirement Plan;
•recommends changes to compensation plans, cash or equity, to the full board of directors;
•reviews and recommends changes to succession plans; and
•reviews and recommends changes to director compensation.

Committee Meetings
The Committee meets as often as necessary. The Committee met one time in 2023 to gather input in anticipation of the wage and benefit changes to be approved for the 2024 fiscal year. The Committee maintains a written charter, a copy of which is available on our website, www.pwod.com, under Investor Relations/Financial Information/Governance Documents and is available on request to the President or Chief Executive Officer. The Committee works with the Chief Executive Officer to determine the meeting agenda and material to be reviewed. The materials and inputs utilized may include, but are not limited to, the following:
•financial reports outlining budget to actual performance;
•reports of corporate achievement/recognition by outside parties;
•forecasted financial results as compared to the current budget and actual results;
•peer financial analysis and comparison;
•completion and progress of meeting strategic goals;
•peer equity and cash compensation data;
•national and regional compensation surveys; and
•financial impact of current and proposed compensation programs.

Committee Process
The Committee set the compensation of the executive officers and other employees during the first quarter of 2023 for the period covering the 2023 fiscal year. Although the decisions are made at a point in time, the Committee continuously monitors the performance of the Corporation and executives throughout the year as part of the routine full board of directors meetings.
The Committee utilizes the input and assistance of management when making compensation decisions. Management input includes:
•employee performance evaluations and compensation recommendations;
•reporting actual and forecasting future results;
•establishing performance objectives;
•review and recommendations of non-cash employee compensation programs; and
•assistance with Committee meeting agendas.

The Chief Executive Officer has direct involvement with the Committee during the meetings in order to provide status updates on the attainment of strategic goals, discuss performance evaluations, and make recommendations on executive officer compensation packages for the named executive officers other than himself. The Chief Executive Officer does not participate in meetings of the Committee during which his compensation is discussed.
Annually, the Committee meets to evaluate the performance of the executive officers and to set the compensation for the fiscal year.
Actions Taken In Response to the 2023 Non-Binding Vote On Executive Compensation
The Committee, with the support of the full Board, has taken several actions in response to the advisory vote on executive compensation at the 2023 Annual Shareholder meeting. The actions include, but are not limited to the following:
•Continued communications with shareholders related to executive compensation programs and decisions, governance, and other related matters to broaden our perspective. We continued an outreach program to the top twenty-five institutional shareholders holding approximately 1,963,000 shares. These shareholders represented 27% of the shares outstanding and over 93% of the shares held by all institutions.
•Discussions with the institutional and other shareholders typically included some combination of members of the Compensation Committee (including our Chair and Vice Chair), our Chief Executive Officer, President/Chief Financial Officer, Chief Human Resources Officer, and SVP/Chief Data Officer.
•We also met with select retail accounts to discuss matters relating to the Corporation, including compensation programs.
•In direct response to comments and feedback from shareholders, the Board
◦continued the freeze on Mr. Grafmyre's base compensation for 2023 at the level set during 2020;
◦continued utilization of stock options as a component of the overall compensation plan to more closely align the interests of the executives with shareholder interests; and

◦remained committed to reducing the number of directors with a goal of reducing over the next several years the number of directors to eleven (11) through a combination of mandatory retirements and a reduction in the number of nominations.
•The Committee and the Board will continue to evaluate changes to the total compensation of the named executive officers during 2023.
•The Committee and the Board plan to engage in annual outreach with our largest shareholders related to executive compensation programs and decisions, governance, sustainability, and other related matters.

Say-on-Pay Frequency
The Corporation presently includes a non-binding advisory vote on compensation paid to the Corporation’s executive officers once every three years. This frequency on considering the say-on-pay vote on executive compensation is consistent with the most recent shareholder voting results cast at the 2023 Annual Meeting of Shareholders on the frequency of the say-on-pay vote on executive compensation.

Compensation Elements

Base Salary
The Committee believes that the base salary of the named executive officers is the cornerstone of the compensation package and is the primary source of compensation to the executive. The base salary provides a consistent level of pay to the executive, which the Committee feels decreases the amount of executive turnover, promotes the long-term goals of the Corporation, and is a tax deductible expense. The factors used in determining the level of base salary include the executive’s qualifications and experience, tenure with the Corporation, responsibilities, attainment of goals and objectives, past performance, and peer practices. A review of past performance and the attainment of goals and objectives are reviewed annually as part of the formal annual performance review. During the review, objectives and goals for the current and following year and upcoming milestones related to the corporate strategic plan were discussed. Peers for the Corporation are bank holding companies headquartered within Pennsylvania, Maryland, New Jersey, New York, Ohio, and West Virginia with assets between $1 billion and $3 billion and include the following:

ACNB Corporation	Chemung Financial Corp.	Citizens and Northern Corp.
Citizens Financial Services, Inc.	Civista Bancshares, Inc.	Codorus Valley Bancorp
ESSA Bancorp, Inc.	Evans Bancorp, Inc.	Fidelity D & D Bancorp, Inc.
First Bank	First Keystone Corporation	First United Corp.
FNCB Bancorp, Inc.	Franklin Financial Services Corp.	Middlefield Banc Corp.
MVB Financial Corp.	Norwood Financial Corp.	Parke Bancorp, Inc.
Princeton Bancorp, Inc.	Orrstown Financial Services, Inc.	QNB Corp.
Unity Bancorp, Inc.

Data for these peers is gathered from various sources including, but not limited to, SEC filings, Federal Reserve filings, and other information publicly released by the peer companies. The Committee utilizes such comparative information as a component in determining base salary for such executives. Other components considered by the Committee include the factors described above. The Committee does not assign relative weights to any one component but considers the entire mix of information. The Committee does not consider such comparative information in connection with other elements of the overall compensation of such executives.

Annual Bonus Program
The Committee administers a Performance-Based Cash Incentive Plan in which certain executive officers of the Corporation, including the named executive officers, participate. The plan provides at-risk compensation awards to eligible employees of the Corporation. To be eligible to receive payments employees must have been employed for a minimum of three months and be actively employed at time of payment. In addition, the employee must receive an overall rating of “Proficient” or higher on his or her most recent individual performance appraisal for the period covered by the performance appraisal. The plan is designed to support organizational objectives and financial goals set forth in the Corporation’s strategic business plan and financial plan. The plan further aligns the interests of the Corporation’s shareholders with employees and assists the Corporation in attracting, retaining, and motivating high-quality personnel, who contribute to the success and profitability of the Corporation.
The Committee for 2023 established five target results criteria. Target results are the quarterly and annual goals of the Banks, which are consistent with the Corporation’s strategic business plan and financial plan, which must be met in order to receive a cash award under the plan. The target results integrate industry peer group standards with the goals set forth in the

Corporation’s strategic business plan and financial plan. Targets are weighted to reflect the relative importance of each goal to the Corporation’s goals under its strategic business plan and financial plan. Target measures that may be used by the Committee include, but are not limited to, return on equity, gross loan growth, growth in deposits (excluding brokered deposits), net income, and loan delinquency. Target results are set at levels intended to be challenging, but more likely than not to be achieved, or come substantially close to being achieved.
The Committee has the discretion to exclude nonrecurring or extraordinary items of income, gain, expense, or loss, or any other factor it may deem relevant in its determination as to whether the target results have been satisfied. The Committee must conclude that an award, in such a circumstance, would ensure that the best interests of the Corporation’s shareholders are protected and are not in conflict with the interests of the plan’s participants.
Cash awards are based upon a maximum fixed amount and are paid semi-annually. The higher the eligible employee’s position, the greater the cash award. This reflects the Corporation’s belief that the performance of our named executive officers and other members of upper management has relatively greater impact on the performance of the Corporation.
The plan is administered by the Committee, but annual awards determined by the Committee under the plan are subject to the approval of the board of directors of the Corporation. The Committee may only make awards when it deems such awards are in the best interests of the Corporation, the Corporation’s shareholders, and the plan participants. The Committee or the board may take action to amend, modify, suspend, reinstate, or terminate the plan at any time. Such amendments, modifications, suspensions, reinstatements, or terminations may apply retroactively.
For 2023, the Committee established five weighted performance targets under the plan for participating employees, which included Messrs. Grafmyre, Knepp, Carter, and Ms. Karas. The performance factors and weightings for each factor for the JSSB 2023 bonus plan, all of which exclude securities gains or losses where applicable, were as follows: Return on Equity (target: 11.13%, actual: 10.08%; weighting: 20%); Gross Loan Growth (target: $18.3484 million, actual: increase of $127.468 million; weighting: 20%); Deposits, excluding brokered deposits (target: decrease of no more than $95.301 million, actual: decrease of $84.778 million; weighting: 20%); Net Income (target: $15.095 million, actual: $11.542 million; weighting: 20%); and Loan Delinquency (target: 0.79%, actual: 0.70%; weighting: 20%). Actual performance measured against the weighted target performance factors resulted in performance of 100% of targeted goals with the Committee having the ability to increase the amount paid for exceptional service to the Corporation. The attainment of 100% of targeted goals was driven by the substantial increase in loans and application of the weighting percentages. The Committee also took into consideration the impact of the challenging economic environment, inflation, upward wage pressure, and known run-off of deposits from a single customer. Based on these factors, bonuses for 2023 were paid as follows: Mr. Grafmyre - $312,500; Mr. Knepp - $70,000; Mr. Carter - $25,000; and Ms. Karas - $25,000.
During 2023, Mr. Grafmyre also received a discretionary special cash bonus for 2022, approved by the board of directors upon recommendation of the Compensation Committee, in the amount of $260,000. This discretionary special cash bonus was paid to Mr. Grafmyre in recognition of his performance, including the Corporation’s achievement of record earnings for the year ended December 31, 2022.

Equity Awards
The Committee granted stock options to the named executive officers during 2023 under the 2020 Penns Woods Bancorp, Inc. Equity Incentive Plan. The Committee feels this tool is needed in order to continue to be able to attract top talent, retain management, and to provide a long-term compensation component. Grants of stock options during 2023 to named executive officers totaled 28,000 shares at an exercise price of $27.77 per share. Total shares granted to each named executive officer were as follows: Mr. Knepp - 20,000; Mr. Carter - 4,000 and Ms. Karas - 4,000.

Additional Benefits
The named executive officers may participate in other employee benefit programs that are generally available to the other employees of the Corporation. Other perquisites received by the named executive officers are either included in the Summary Compensation Table in this proxy statement or do not exceed $10,000 in the aggregate annually.

Employment and Change in Control Agreements
We have entered into employment agreements with Messrs. Grafmyre, Knepp, Carter, and Ms. Karas. A discussion of these agreements follows.

Richard A. Grafmyre. Mr. Grafmyre is a party to an amended and restated employment agreement dated March 3, 2021 with the Corporation.

Under his agreement, Mr.Grafmyre will serve as Chief Executive Officer of the Corporation. He will also perform services as an executive officer of any of the Corporation’s subsidiaries as may be requested by the Corporation’s board of directors from time to time. In December 2023, the term of the agreement was extended through April 30, 2028. Commencing on May 1, 2028, there are three one-year renewal periods. Either the Corporation or Mr. Grafmyre can give notice of nonrenewal of the agreement at least 60 days prior to any annual renewal date, commencing with the renewal date on May 1, 2028, in which case the agreement would terminate as of the April 30 immediately following the notice of nonrenewal. The agreement can be terminated by the Corporation at any time for specified events of “cause” or in the event of Mr. Grafmyre’s disability.

Mr. Grafmyre’s annual base salary under the agreement is $915,750, subject to discretionary increases by the Corporation. The agreement provides for participation in employee benefit plans and programs maintained by the Corporation for the benefit of executive officers, including bonus programs, participation in health, disability benefit, life insurance, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits, including use of an automobile and club dues. Under the agreement, the Compensation Committee of the board of directors can require that up to 50% of the amount of any annual bonus payable to Mr. Grafmyre be paid in the form of common stock in lieu of cash. The percentage of the amount of annual bonus payable in the form of common stock can be increased above 50% with Mr. Grafmyre’s consent. Any shares of common stock issued in payment of any portion of an annual bonus are subject to the same restrictions on transfer as are applicable under the Non-Employee Director Compensation Plan (i.e., three years), provided that any transfer restrictions will be limited to one year upon Mr. Grafmyre’s attainment of age 71 and transfer restrictions will lapse upon Mr. Grafmyre’s attainment of age 72.

The agreement provides that if, on or within 24 months following a “change in control” of the Corporation, the Corporation terminates Mr. Grafmyre for a reason other than cause or disability, or if Mr. Grafmyre resigns after the occurrence of specified circumstances that constitute constructive termination (i.e., “good reason”), Mr. Grafmyre will receive a lump-sum cash payment equal to two times the sum of (i) his then current base salary and (ii) the average of the last three annual bonuses paid to him preceding his termination of employment. He would also be entitled to a continuation of health insurance benefits for a period of twenty-four months. If the Corporation terminates Mr. Grafmyre for a reason other than cause or disability absent a “change in control,” Mr. Grafmyre will continue to receive his then current base salary and health insurance benefits for 24 months.
The agreement provides for the reduction of any “change in control” payments to Mr. Grafmyre to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code that would result in the imposition of an excise tax to him and a loss of deduction to the Corporation.
The agreement contains noncompete covenants, which generally prohibit Mr. Grafmyre from engaging in banking activities with an institution headquartered within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania, and nonsolicitation covenants relating to customers and employees. These covenants generally extend for a period of six months after Mr. Grafmyre’s termination of employment unless his employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation, in which case these covenants end on the date the agreement terminates.
Brian L. Knepp. Mr. Knepp is party to an amended employment agreement with the Corporation and JSSB. The agreement has a term expiring on July 14, 2024, with one additional one-year renewal thereafter absent notice of nonrenewal by either party. Under the agreement, Mr. Knepp serves as President and Chief Financial Officer of the Corporation.
Under the agreement, Mr. Knepp's current annual base salary is $265,225, subject to discretionary increases by the Corporation. Mr. Knepp is also entitled to participate in any employee benefit and incentive compensation plans and arrangements available to employees and executive officers of the Corporation. Mr. Knepp will also be provided with use of an automobile during the employment period under the agreement.

The agreement may be terminated for specified events of "cause," in which case the parties’ obligations under the agreement will cease. If the agreement is terminated without cause and there has not been a change-in-control (as defined in the agreement), then the Corporation will continue to pay Mr. Knepp’s then current annual base salary for the greater of six months or the number of months remaining in the term of his employment agreement and will provide Mr. Knepp, at no cost to him, with continuation of health and medical benefits for the period during which he is receiving continued payments of base salary. If, following a change-in-control, the agreement is terminated by the Corporation without cause or Mr. Knepp voluntarily terminates his employment for specified events of good reason, the Corporation will pay Mr. Knepp, in cash, within 30 days of termination, an aggregate amount equal to two times the sum of Mr. Knepp’s then base salary and the average of his bonus amounts over the prior three years and provide him, at no cost to him, with continuation of health care benefits for 24 months. If during the term of the agreement, Mr. Knepp voluntarily terminates employment, retires, dies, or becomes disabled, the obligations of the parties under the agreement will cease, unless Mr. Knepp dies or becomes disabled after providing notice of termination for good reason following a change in control, in which case, Mr. Knepp, or his estate, as the case may be, will be entitled to the amounts described above.

The agreement provides for the reduction of any “change in control” payments to Mr. Knepp to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code which would result in the imposition of an excise tax to him and a loss of deduction to the Corporation.

The agreement contains noncompete covenants, which generally prohibit Mr. Knepp from engaging in banking activities within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania, and nonsolicitation covenants relating to customers and employees. These covenants generally extend for a period of one year after Mr. Knepp’s termination of employment unless his employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation, in which case these covenants end on the date the agreement terminates.

Aron M. Carter. Mr. Carter is a party to an employment agreement with the Corporation and JSSB. The agreement renews annually for one-year terms ending each December 31 absent notice of nonrenewal by either party. Under the agreement, Mr. Carter serves as Senior Vice President and Chief Risk Officer of the Corporation and JSSB.

Mr. Carter’s current annual base salary under the agreement is $167,728, subject to discretionary increases by the Corporation and JSSB. Mr. Carter is also entitled to participate in any pension, retirement, profit sharing, stock option, incentive bonus, employee stock ownership, or other plans, benefits, and privileges available to employees and executive officers of the Corporation and JSSB.
The agreement may be terminated for specified events of "cause," in which case the parties’ obligations under the agreement will cease. If the agreement is terminated without cause and there has not been a change-in-control (as defined in the agreement), then the Corporation and JSSB will continue to pay Mr. Carter’s then current annual base salary for the greater of six months or the number of months remaining in the term of his employment agreement and will provide Mr. Carter, at no cost to him, with continuation of health and medical benefits for the period during which he is receiving continued payments of base salary. If, following a change-in-control, the agreement is terminated by the Corporation or JSSB without cause or Mr. Carter voluntarily terminates his employment for specified events of good reason the Corporation and JSSB will pay Mr. Carter, in cash, within 30 days of termination, an aggregate amount equal to two times the sum of Mr. Carter’s then base salary and the average of his bonus amounts over the prior three years. If during the term of the agreement, Mr. Carter voluntarily terminates employment, retires, dies, or becomes disabled the obligations of the parties under the agreement will cease, unless Mr. Carter dies or becomes disabled after providing notice of termination for good reason following a change in control, in which case, Mr. Carter, or his estate, as the case may be, will be entitled to the amounts described above.
The agreement provides for the reduction of any “change in control” payments to Mr. Carter to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code which would result in the imposition of an excise tax to him and a loss of deduction to the Corporation.
The agreement contains noncompetition covenants, which generally prohibit Mr. Carter from engaging in banking activities within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania, and noncompetition covenants relating to customers and employees. These covenants generally extend for a period of one year after Mr. Carter’s termination of employment unless his employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation and JSSB, in which case these covenants end on the date the agreement terminates.
Michelle M. Karas. Ms. Karas is a party to an employment agreement with the Corporation and JSSB. The agreement renews annually for one-year terms ending each December 31 absent notice of nonrenewal by either party. Under the agreement, Ms. Karas serves as Senior Vice President and Chief Data Officer of the Corporation and JSSB.
Ms. Karas’ current annual base salary under the agreement is $167,728, subject to discretionary increases by the Corporation and JSSB. Ms. Karas is also entitled to participate in any pension, retirement, profit sharing, stock option, incentive bonus, employee stock ownership, or other plans, benefits, and privileges available to employees and executive officers of the Corporation and JSSB.
The agreement may be terminated for specified events of "cause," in which case the parties’ obligations under the agreement will cease. If the agreement is terminated without cause and there has not been a change-in-control (as defined in the agreement), then the Corporation and JSSB will continue to pay Ms. Karas’ then current annual base salary for the greater of six months or the number of months remaining in the term of her employment agreement and will provide Ms. Karas, at no cost to her, with continuation of health and medical benefits for the period during which she is receiving continued payments of base salary. If, following a change-in-control, the agreement is terminated by the Corporation or JSSB without cause or Ms.

Karas voluntarily terminates her employment for specified events of good reason the Corporation and JSSB will pay Ms. Karas, in cash, within 30 days of termination, an aggregate amount equal to two times the sum of Ms. Karas’ then base salary and the average of her bonus amounts over the prior three years. If during the term of the agreement, Ms. Karas voluntarily terminates employment, retires, dies, or becomes disabled the obligations of the parties under the agreement will cease, unless Ms. Karas dies or becomes disabled after providing notice of termination for good reason following a change in control, in which case, Ms. Karas, or her estate, as the case may be, will be entitled to the amounts described above.
The agreement provides for the reduction of any “change in control” payments to Ms. Karas to the extent necessary to ensure that she will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code, which would result in the imposition of an excise tax to her and a loss of deduction to the Corporation.
The agreement contains noncompete covenants, which generally prohibit Ms. Karas from engaging in banking activities within twenty-five miles of 300 Market Street, Williamsport, Pennsylvania, and nonsolicitation covenants relating to customers and employees. These covenants generally extend for a period of one year after Ms. Karas’ termination of employment unless her employment terminates as a result of a delivery of a notice of nonrenewal by the Corporation and JSSB, in which case these covenants end on the date the agreement terminates.
COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on the Committee’s review and discussion with management, the Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in, through incorporation by reference from this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2023.

Members of the Compensation Committee
Michael J. Casale, Jr.
D. Michael Hawbaker
Robert Q. Miller
R. Edward Nestlerode, Jr.

EXECUTIVE COMPENSATION

The following table sets forth the annual compensation for services in all capacities to the Corporation and the Banks for the year ended December 31, 2023 for those persons who served as the principal executive officer or principal financial officer at any time during the last completed fiscal year and the other executive officers for the last completed fiscal year (collectively, the “named executive officers”).

Summary Compensation Table

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)(1)	($)	($)	($)	($)(2)	($)(3)	($)(4)(5)(6)	($)
Richard A. Grafmyre	2023	$1,003,802	$260,000	$—	$—	$312,500	$—	$12,417	$1,588,719
Chief Executive Officer (7)	2022	1,003,802	—	—	141,244	182,500	—	75,233	1,402,779
	2021	1,003,804	—	—	191,014	182,500	—	27,183	1,404,501

Brian L. Knepp	2023	273,036	—	—	122,200	70,000	53,628	12,581	531,445
President & Chief Financial	2022	256,346	—	—	214,022	70,000	53,628	197,167	791,163
Officer (8)	2021	249,591	—	—	235,811	70,000	53,628	16,773	625,803

Aron M. Carter	2023	165,979	—	—	24,400	25,000	31,236	7,873	254,488
Senior Vice President (9)	2022	158,935	—	—	32,101	22,000	31,236	53,416	297,688
	2021	143,065	—	—	35,373	22,000	31,236	9,717	241,391

Michelle M. Karas	2023	165,979	—	—	24,400	25,000	—	8,275	223,654
Senior Vice President (10)	2022	158,935	12,500	—	32,101	22,000	—	59,344	284,880
	2021	149,134	—	—	35,373	22,000	—	12,905	219,412

(1)Amounts include base salary and payments for unused paid time off for Mr. Grafmyre: $88,502 in 2023, $88,502 in 2022, $88,054 in 2021; Mr. Knepp: $9,000 in 2023, $0 in 2022, $8,654 in 2021; Mr. Carter: $0 in 2023, $0 in 2022, $0 in 2021; Ms. Karas: $0 in 2023, $0 in 2022, $2,557 in 2021.
(2)Amounts represent amounts paid under the Corporation’s Performance-Based Bonus Plan.
(3)Amounts represent the accrual of benefits payable in the future under the 2020 Supplemental Executive Retirement Plan implemented during 2020.
(4)The cost of certain perquisites and other personal benefits for Messrs. Grafmyre, Knepp, Carter, and Ms. Karas are not included because such total does not exceed $10,000.
(5)Other compensation includes employer contributions to the 401(k) Plan for the benefit of Messrs. Grafmyre, Knepp, Carter, and Ms. Karas.
(6)Amounts include payments for the voluntary cash settlement of stock options in 2022 for Mr. Grafmyre: $50,528; Mr Knepp: $185,991; Mr. Carter: $40,004; Ms. Karas: $46,692.
(7)Mr. Grafmyre serves as the Chief Executive Officer of the Corporation, and is also a member of the board of directors of the Corporation.
(8)Mr. Knepp serves as President and Chief Financial Officer of the Corporation, and is also a member of the board of directors of the Corporation.
(9)Mr. Carter serves as a Senior Vice President - Chief Risk Officer of the Corporation.
(10)Ms. Karas serves as a Senior Vice President, Secretary, & Chief Data Officer of the Corporation.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning awards granted to the named executive officers for the year ended December 31, 2023 under the Corporation's equity incentive plans.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
Brian L. Knepp	1/20/2023	—	20,000	$27.77	$122,200
Aron M. Carter	1/20/2023	—	4,000	27.77	24,440
Michelle M. Karas	1/20/2023	—	4,000	27.77	24,440

The following table shows information regarding non-equity incentive awards under the Corporation’s Performance-Based Bonus Plan for 2023 for Messrs. Grafmyre, Knepp, Carter, and Ms. Karas.

(For fiscal year ended December 31, 2023)

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Richard A. Grafmyre	$—	$312,500	$312,500
Brian L. Knepp	—	70,000	70,000
Aron M. Carter	—	25,000	25,000
Michelle M. Karas	—	25,000	25,000

Awards were paid for 2023 under the Performance-Based Bonus Plan because actual performance measured against weighted performance factors resulted in performance of 100% of targeted performance goals. Cash payments made under the Plan for 2023 are included in the Summary Compensation Table under the column labeled “Non-Equity Incentive Plan Compensation.”  For further information on the Performance-Based Bonus Plan, see the “Compensation Discussion and Analysis” section of this proxy statement.

OUTSTANDING EQUITY AWARDS

The following table sets forth information concerning outstanding awards as of December 31, 2023 under the Corporation's equity incentive plans. All outstanding awards consist of stock options that vest either three or five years from the grant date.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Richard A. Grafmyre	15,000	15,000	$28.01	3/15/2029
Richard A. Grafmyre	20,300	20,200	25.34	3/11/2030
Richard A. Grafmyre	—	40,500	24.23	4/9/2031
Richard A. Grafmyre	—	33,000	24.10	1/18/2032
Brian L. Knepp	12,000	12,000	28.01	3/15/2029
Brian L. Knepp	25,000	25,000	25.34	3/11/2030
Brian L. Knepp	—	50,000	24.23	4/9/2031
Brian L. Knepp	—	50,000	24.10	1/18/2032
Brian L. Knepp	—	20,000	27.77	1/20/2033
Aron M. Carter	3,750	3,750	28.01	3/15/2029
Aron M. Carter	5,000	5,000	25.34	3/11/2030
Aron M. Carter	—	7,500	24.23	4/9/2031
Aron M. Carter	—	7,500	24.10	1/18/2032
Aron M. Carter	—	4,000	27.77	1/20/2033
Michelle M. Karas	3,000	3,000	28.01	3/15/2029
Michelle M. Karas	5,000	5,000	25.34	3/11/2030
Michelle M. Karas	—	7,500	24.23	4/9/2031
Michelle M. Karas	—	7,500	24.10	1/18/2032
Michelle M. Karas	—	4,000	27.77	1/20/2033

OPTION EXERCISES AND STOCK VESTED

None of our named executive officers exercised stock options during the year ended December 31, 2023. There were no other stock awards, including restricted stock, restricted stock units or similar instruments, issued or outstanding during the year ended December 31, 2023.

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENTS

In September 2020, JSSB entered into supplemental executive retirement plan agreements (the “SERP Agreements”) with Brian Knepp, President and Chief Financial Officer of the Corporation and Chief Financial Officer of JSSB, and Aron Carter, Senior Vice President and Chief Risk Officer of the Corporation and JSSB.

Under the SERP Agreements, JSSB will make monthly contributions ($4,469 for Mr. Knepp and $2,603 for Mr. Carter) to a deferral account established for each executive officer until the earlier of his separation of service from JSSB, disability, death, or until he reaches age 67. At the discretion of JSSB’s board of directors, JSSB may contribute a greater amount if the executive officer’s performance or the interests of JSSB are best served by making a greater contribution. During the period of the executive officer’s employment, the deferral account will earn interest at a rate equal to 3% per annum, compounded monthly.

Each SERP Agreement provides that, if the executive officer separates from service other than for cause or on account of death or disability (including a separation prior to or after age 67 or before or after a change in control (as defined in the SERP Agreement)), the executive officer will be paid his deferral account balance, calculated as of the date of separation from service, in 180 consecutive monthly installments. In the event of the executive officer’s disability (as defined in the SERP Agreements) prior to age 67, the deferral account balance, calculated as of the date of determination of disability, will be paid in 180 consecutive monthly payments commencing the month following the date of determination of disability.

In the event of the executive officer’s death prior to his separation from service, his disability or a change in control, the Executive’s designated beneficiary would be entitled to payment of an annual benefit in the amount of $126,000 in the case of Mr. Knepp and $66,000 in the case of Mr. Carter for a period of fifteen years, provided that, if the executive’ officer’s deferral account balance exceeds specified amounts at the date of death, the annual benefit for such Executive’s beneficiary will instead be the amount necessary to fully amortize the deferral account balance over the fifteen year payment period with interest credited on the unpaid balance at the rate of 3% per annum. If the executive officer dies subsequent to commencement of payments under the SERP Agreement, amounts that would have been paid to the executive officer had he survived will be paid to his designated beneficiary.

No benefit will be paid if the executive officer’s employment is terminated for “cause” as defined in the SERP Agreements or if the executive officer, in certain circumstances, violates applicable non-competition, non-solicitation, or confidentiality provisions set forth in the SERP Agreements.

The SERP Agreements provide that if any payment under such SERP Agreement would be treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code, the amount of the payments to the executive officer will be reduced to the extent necessary to avoid treating such benefit payment as an “excess parachute payment.” In such case, the executive officer will be entitled to only the reduced benefit and will forfeit any amount exceeding the reduced benefit. Benefits under the SERP Agreements may be delayed to comply with Section 409A of the Internal Revenue Code, and JSSB and the executive officer may amend the SERP Agreement to delay the timing or change form of payment as permitted under Section 409A.

RETIREMENT PLAN

JSSB maintains a noncontributory defined benefit pension plan for all employees hired prior to January 1, 2004, who meet certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation earned by an employee, which is the employee’s annual compensation averaged over the five highest paid consecutive calendar years within the final ten years of employment. Annual compensation is based upon the employee’s W-2 wages, which includes base salary, bonus, personal vehicle mileage for certain executive officers, and life insurance coverage that exceeds $50,000. JSSB's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets are primarily comprised of common stocks and U.S. Government and corporate debt securities. The plan was amended, effective January 1, 2004, to cease eligibility for employees with a hire date of January 1, 2004 or later and the plan ceased accruing additional benefits as of December 31, 2014. Because Messrs. Grafmyre, Knepp, Carter, and Ms. Karas joined JSSB after termination of the pension plan, they are not eligible to participate in the pension plan. Employees with a hire date of January 1, 2004 or later are eligible to receive, after one year of service, an annual contribution by JSSB equal to a discretionary percentage of an employee’s base compensation into an account established for the employee under JSSB’s 401(k) plan. The accrued normal retirement benefit under the plan is determined by the following formula: 1.4% of the average annual compensation up to Social Security covered compensation multiplied by the credited service, plus 2% of the average annual compensation that is in excess of Social Security covered compensation multiplied by the number of years of credited service.

CHIEF EXECUTIVE OFFICER − PAY RATIO DISCLOSURE
The following pay ratio information is provided in accordance with the requirements of Item 402(u) of SEC Regulation S-K:
For fiscal 2023, the Corporation’s last completed fiscal year:

•the annual total compensation of the Corporation's median employee (other than the Chief Executive Officer) was $47,826; and
•the annual total compensation of the Corporation’s Chief Executive Officer, Richard A. Grafmyre, was $1,588,719.

Based on this information, the ratio for 2023 of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees is 33 to 1.

The Corporation identified its median employee for the year ended December 31, 2023. In 2023, the Corporation used wages from its payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2023 to determine the median of the annual total compensation of all employees (other than the Chief Executive Officer). In making this determination, the Corporation annualized the compensation of approximately 308 full time and part time permanent employees, with no full time equivalent adjustments for part time employees, of which there were approximately 14. For 2023:
•All elements of the identified median employee’s compensation for 2023 were added, resulting in annual total compensation of $47,826.
•The amount reported in the Total column of our 2023 Summary Compensation Table was used for the total annual compensation of the Chief Executive Officer.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Each of the named executive officers would be entitled to certain contractual benefits if their employment terminates under certain circumstances preceding or following a change in control. The agreements are described under the caption “Employment and Change in Control Agreements” included in the Compensation Discussion and Analysis. We calculated the potential post-employment payments due to each of these named executive officers assuming the employment of each named executive officer was terminated either before or after a change in control on December 31, 2023. Actual amounts payable can only be determined at the time of such executive’s termination. The following table summarizes the potential payments to Messrs. Grafmyre, Knepp, Carter, and Ms. Karas.

				Before Change in Control		After Change in Control
		Termination for Death or Disability	Involuntary Termination for Cause	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination without Cause	Voluntary Termination for Good Reason
Richard A. Grafmyre	Severance (1)	$—	$—	$3,474,279	$—	$2,222,333	$2,222,333
	Welfare continuation (2)	—	—	72,717	—	35,584	35,584
	Value of Accelerated Stock Options	—	—	—	—	—	—
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$—	$—	$3,546,996	$—	$2,257,917	$2,257,917
Brian L. Knepp	Severance (1)	$—	$—	$256,597	$—	$647,117	$647,117
	Welfare continuation (2)	—	—	—	—	—	—
	Value of Accelerated Stock Options	—	—	—	—	—	—
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$—	$—	$256,597	$—	$647,117	$647,117
Aron M. Carter	Severance (1)	$—	$—	$162,272	$—	$364,790	$364,790
	Welfare continuation (2)	—	—	—	—	—	—
	Value of Accelerated Stock Options	—	—	—	—	—	—
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$—	$—	$162,272	$—	$364,790	$364,790
Michelle M. Karas	Severance (1)	$—	$—	$162,272	$—	$364,790	$364,790
	Welfare continuation (2)	—	—	18,337	—	18,337	18,337
	Value of Accelerated Stock Options	—	—	—	—	—	—
	Potential reduction in payout due to operation of Code Section 280G	—	—	—	—	—	—
	Total	$—	$—	$180,609	$—	$383,127	$383,127

(1) For severance and welfare continuation payment calculation, and time and form of such payments, see "Employment and Change in Control Agreements." For Mr. Grafmyre, payments resulting from an involuntary termination without cause prior to a “change in control” illustrate continuation of his current base salary and welfare benefits through the remaining term of the contract (April 30, 2028) and payments resulting from an involuntary termination without cause after a “change in control” illustrate a lump-sum cash payment equal to two times the sum of (i) his current base salary and (ii) the average of his last three annual bonuses.
(2) Assumes no increase in the cost of welfare benefits.

PAY VERSUS PERFORMANCE

In August 2022, the SEC adopted final rules to implement Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The following information about the relationship between executive compensation actually paid and certain financial performance of the Corporation is provided pursuant to Item 402(v) of SEC Regulation S-K.

Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”)(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (“NEOs”)(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (“TSR”)(5)	Net Income(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2023	$1,588,719	$1,305,336	$356,938	$177,180	$101.31	$16,608,000
2022	1,402,779	1,696,298	457,910	560,318	112.19	17,422,000
2021	1,404,501	1,296,970	362,202	285,885	95.85	16,033,000
(1)    The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Grafmyre (Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.”
(2)    The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Grafmyre, as computed in accordance with Item 402(v) of SEC Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Grafmyre during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Grafmyre’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Compensation Actually Paid to PEO ($)
2023	$1,588,719	$—	$(283,383)	$1,305,336
2022	1,402,779	141,244	434,763	1,696,298
2021	1,404,501	191,014	83,483	1,296,970

(a)    The grant date fair value of equity awards represents the total of the amounts reported in the “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)    The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) an amount equal to the change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, an amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2023	$—	$(258,008)	$—	$(25,375)	$—	$—	$(283,383)
2022	215,490	213,273	—	6,000	—	—	434,763
2021	158,085	(64,252)	—	(10,350)	—	—	83,483
(3) The dollar amounts reported in column (d) represent the average of the amounts reported for our Corporation’s named executive officers as a group (excluding Mr. Grafmyre) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the named executive officers (excluding Mr. Grafmyre) included for purposes of calculating the average amounts in each applicable year are as follows: for 2023, 2022 and 2021, Mr. Knepp, Mr. Carter, and Ms. Karas.
(4)     The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. Grafmyre), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Grafmyre) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Grafmyre) for each year to determine the compensation actually paid, using the same methodology described in Note 2 above:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments(a) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	$356,938	$57,000	$(122,758)	$177,180
2022	457,910	92,741	195,149	560,318
2021	362,202	102,186	25,869	285,885
(a)     The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2023	$37,520	$(145,695)	$—	$(14,583)	$—	$—	$(122,758)
2022	141,484	51,165	—	2,500	—	—	195,149
2021	77,970	(43,687)	—	(8,414)	—	—	25,869

(5) Cumulative TSR is calculated by dividing the sum of the cumulative amount of cash dividends for the measurement period, assuming dividend reinvestment, and the difference between the Corporation’s share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period.
(6) The dollar amounts reported represent the amount of net income reflected in our consolidated audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in our Compensation Discussion and Analysis (CD&A), the Corporation's executive compensation program includes a variable pay-for-performance component by utilizing cash bonuses and stock options. While the Corporation utilizes several performance measures to align executive compensation with the Corporation's performance, all of those measures are not presented in the Pay versus Performance table. Moreover, the Corporation generally seeks to incentivize long-term performance, and therefore does not specifically align the Corporation's performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Corporation is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

The charts below display the relationship between compensation actually paid and cumulative total shareholder return, net income, return on average equity, and earnings per share.

Compensation Actually Paid vs. Cumulative TSR
Compensation Actually Paid
Total Shareholder Return
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
$115
$110
$105
$100
$95
$90
2020
2021
2022
2023
PEO Compensation Actually Paid
Avg. NEO Compensation Actually Paid
PWOD TSR

Compensation Actually Paid vs. Net Income
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
Compensation Actually Paid
$18,000,000
$17,000,000
$16,000,000
$15,000,000
Net Income
2021
2022
2023
PEO Compensation Actually Paid
Avg. NEO Compensation Actually Paid
Net Income

Compensation Actually Paid vs. ROAE
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
Compensation Actually Paid
11.00%
10.75%
10.50%
10.25%
10.00%
9.75%
9.50%
9.25%
Return on Average Equity
2021
2022
2023
PEO Compensation Actually Paid
Avg. NEO Compensation Actually Paid
ROAE

Compensation Actually Paid vs. EPS
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
Compensation Actually Paid
$2.50
$2.40
$2.30
$2.20
$2.10
Earnings Per Share
2021
2022
2023
PEO Compensation Actually Paid
Avg. NEO Compensation Actually Paid
EPS

All information provided above under the “Pay Versus Performance Information” heading will not be deemed to be incorporated by reference in any filing of our company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the board of directors who served on the Compensation Committee during the 2023 fiscal year was an officer or employee of the Corporation or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving on our board of directors or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors is composed of all independent directors as defined under Nasdaq listing standards and SEC rules. The Audit Committee operates under a written charter adopted by the board of directors, a copy of which is available on our website, www.pwod.com, under Investor Relations/Financial Information/Governance Documents and is available upon request to the President or the Chief Executive Officer.

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2023, and discussed them with management and our independent registered public accounting firm, S.R. Snodgrass, P.C. The Audit Committee also has discussed with our independent auditor the matters required to be discussed by Auditing Standard No. 1301, "Communications with Audit Committees" issued by the Public Company Accounting Oversight Board.

The Audit Committee has received from our independent auditor the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with management and the independent accountant the accountant’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the board of directors that our audited financial statements for the fiscal year ended December 31, 2023 be included in our Annual Report on Form 10-K for that fiscal year for filing with the SEC.

In connection with standards for independence of our external auditors issued by the Public Company Accounting Oversight Board, during the 2024 fiscal year, the Audit Committee will consider in advance of the provision of any non‑audit services by our independent accountant whether the provision of such services is compatible with maintaining the independence of our external auditors.

This report is not intended to be incorporated by reference into any filing made by Penns Woods Bancorp, Inc. with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Members of the Audit Committee
Daniel K. Brewer
Michael J. Casale, Jr.
William J. Edwards
D. Michael Hawbaker
Leroy H. Keiler, III
Cameron W. Kephart
Charles E. Kranich, II
Robert Q. Miller
John G. Nackley
R. Edward Nestlerode, Jr.
Jill Fortinsky Schwartz

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors of the Corporation has appointed the firm of S.R. Snodgrass, P.C. (the “Auditors”) of Cranberry Township, Pennsylvania, as the Corporation’s independent registered public accounting firm for its 2023 fiscal year. The terms of the appointment were reviewed and recommended by the Audit Committee.

Although ratification by the Corporation’s shareholders is not required by our bylaws or otherwise, the board of directors is submitting the selection of the Auditors to shareholders for ratification because the Corporation values its shareholders’ views on the Corporation’s independent registered public accounting firm. If the Corporation’s shareholders fail to ratify the selection, it will be considered as notice to the board of directors and the Audit Committee to consider the selection of a different independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Corporation.

A representative from the Auditors is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement if he or she desires to do so, and will be available to answer appropriate questions from shareholders.

The Auditors served as the Corporation’s independent registered public accounting firm for the 2023 and 2022 fiscal years, provided assistance to the Corporation in connection with regulatory matters and charged the Corporation for such services at its customary hourly billing rates. The fees paid by the Corporation are summarized below. The non-audit services were approved by the Corporation’s Audit Committee after due consideration of the effect of the performance thereof on the independence of the Auditors and after the conclusions by the Corporation’s board of directors that there was no effect on the independence of the Auditors. The Auditors have advised the Corporation that none of its members have any financial interest in the Corporation.

Audit Fees
The fees for professional services incurred by the Corporation for services rendered by the Auditors in connection with the audit of the Corporation’s financial statements for the years ended December 31, 2023 and December 31, 2022, and the review of the Corporation’s Forms 10-Q for such fiscal years, were $368,462 and $198,113 respectively. All such services were performed by permanent, full-time employees of S.R. Snodgrass, P.C.

Audit-Related Fees
Audit-Related fees for the performance of the audits of the financial statements of the Corporation's employee benefit plans for the years ended December 31, 2023 and December 31, 2022, were $23,480 and $21,420, respectively.

Tax Fees
Tax fees for the years ended December 31, 2023 and December 31, 2022 resulting from compliance fees for the preparation of original tax returns totaled $28,325 and $30,355, respectively.

All Other Fees
There were other fees billed to the Corporation by S.R. Snodgrass, P.C. for performing information security attack and penetration testing, security awareness training, and social engineering testing for the years ended December 31, 2023 and December 31, 2022 that totaled $26,608 and $25,519 respectively.

Pre-approval of Audit and Permissible Non-Audit Services
The Audit Committee of the board of directors pre-approves all audit and permissible non-audit services provided by the Corporation’s independent registered public accounting firm. All of the services provided by S.R. Snodgrass, P.C. set forth above were pre-approved by the Audit Committee.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF S.R. SNODGRASS, P.C., AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2024 FISCAL YEAR. The affirmative vote of a majority of all votes cast at the Annual Meeting is required to ratify the appointment. All proxies will be voted “FOR” ratification of the appointment unless a shareholder specifies to the contrary on such shareholder’s proxy card.

SHAREHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING

Applicable SEC regulations permit shareholders to submit proposals for inclusion in the Corporation's proxy materials and consideration at annual meetings of shareholders. Any such proposals for the Corporation's Annual Meeting of Shareholders to be held in 2025 must be submitted in writing to the President of Penns Woods Bancorp, Inc., at its principal executive office, 300 Market Street, Williamsport, PA 17701, on or before November 26, 2024 and must follow the procedures required by SEC Rule 14a-8 in order to be included in proxy materials relating to that meeting.

A shareholder proposal submitted after November 24, 2024, or which does not otherwise meet the requirements of the SEC, will not be included in the Corporation's proxy statement for the annual meeting to be held in 2025, but may be presented for consideration at the annual meeting, if submitted to the Secretary of the Corporation not less than ninety (90) days or more than one hundred fifty (150) days prior to the annual meeting, which proposal must contain certain information required by the bylaws. The date of the 2025 annual meeting is presently expected to occur on May 13, 2025. Accordingly, a shareholder intending to present such a proposal for consideration at the 2025 annual meeting of shareholders must provide notice of the matter no earlier than December 14, 2024 and no later than February 12, 2025 in the manner set forth in the bylaws; otherwise, the proposal may be disregarded for purposes of the meeting and, in any event, the proxy holders of the board of directors would generally have discretionary authority to vote on such proposal at the meeting.

CERTAIN TRANSACTIONS

Nasdaq rules require that we conduct an appropriate review of related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the board of directors.

Our Code of Ethics and Conflicts of Interest Policy requires all directors, officers, and employees who may have a potential or apparent conflict of interest to notify our Human Resource Director. A potential conflict exists whenever an individual has an outside interest - direct or indirect - which conflicts with the individual’s duty to the Corporation or any of its affiliates or adversely affects the individual’s judgment in the discharge of his or her responsibilities. Prior to consideration, full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction is required The Code of Ethics and Conflict of Interest Policy is available on our website, www.pwod.com, under Investor Relations/Financial Information/Governance Documents and is available on request to the President or the Chief Executive Officer.

To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest.

There have been no material transactions, or any material transactions proposed, between the Corporation and the Banks and any director or executive officer of the Corporation and the Banks, or any associate of the foregoing persons. The Corporation and the Banks have had, and intend to continue to have, banking and financial transactions in the ordinary course of business with directors and officers of the Corporation and their associates on comparable terms and with similar interest rates as those prevailing from time to time for persons not related to or associated with the Corporation.
Total loans outstanding from the Banks at December 31, 2023 to the Corporation's officers and directors as a group, members of their immediate families and companies in which they had an ownership interest of 10% or more was $8,179,000, or approximately 4.27%, of the total equity capital of the Corporation. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Corporation, and did not involve more than the normal risk of collectability or present other unfavorable features.

ANNUAL REPORT

A copy of the Corporation’s Annual Report and Form 10-K for its fiscal year ended December 31, 2023 is enclosed with this proxy statement.
You may access the following proxy materials at http://www.edocumentview.com/pwod:
•Notice of the 2024 Annual Meeting of Shareholders;
•2024 Proxy Statement;
•Annual Report to Shareholders for the year ended December 31, 2023; and
•Proxy Card.

OTHER MATTERS

The board of directors of the Corporation is not aware that any other matters are to be presented for action, other than the matters described in the accompanying Notice of Annual Meeting of Shareholders. Because the Corporation has not received notice of any other matters to be presented for action at the meeting, if any other matters properly come before the Meeting, or any adjournments thereof, the proxy holders are authorized to vote thereon at their discretion.

All directors of the Corporation are expected to attend the Corporation’s Annual Meeting of Shareholders. In 2023, fourteen directors attended the Annual Meeting of Shareholders.

Shareholders may communicate directly with the board of directors of the Corporation by contacting the Corporation’s Chief Executive Officer, Richard A. Grafmyre, 300 Market Street, Williamsport, PA 17701 (570-322-1111). All bona fide communications received by the Corporation’s Chief Executive Officer will be relayed to the applicable member of the board of directors or, if no specific director is designated to receive the communication, the appropriate board member.

ADDITIONAL INFORMATION

UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION’S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2023, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE EXCHANGE ACT, MAY BE OBTAINED, WITHOUT CHARGE, FROM RICHARD A. GRAFMYRE, CHIEF EXECUTIVE OFFICER, PENNS WOODS BANCORP, INC.

By Order of the Board of Directors,

Richard A. Grafmyre
Chief Executive Officer

Dated: March 25, 2024

PWB
Penns Woods Bancorp, Inc.

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.investorvote.com/PWOD**
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - William J. Edwards	☐	☐	02 - Cameron W. Kephart	☐	☐	03 - Charles E. Kranich, II	☐	☐
04 - Jill F. Schwartz	☐	☐						

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03XZ2A

The 2024 Annual Meeting of Shareholders of Penns Woods Bancorp, Inc. will be held on Tuesday, May 7, 2024 at 9:00 A.M. local time, virtually via the internet at www.meetnow.global/MQMXHTA.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/PWOD

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Penns Woods Bancorp, Inc.

Notice of 2024 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – May 7, 2024

Brian L. Knepp and Michelle M. Karas, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the virtual Annual Meeting of Shareholders of Penns Woods Bancorp, Inc. to be held on Tuesday, May 7, 2024 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed on the reverse side hereof. If no such directions are indicated, shares represented hereby will be voted FOR the nominees identified in Proposal 1 (election of directors) and FOR Proposal 2 (ratify the appointment of S.R. Snodgrass, P.C. as the Corporation's independent registered public accounting firm for the year ending December 31, 2024).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, and any adjournment or postponement thereof.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.